THE BEAR STEARNS COMPANIES INC.
                                             IncomeNotes(SM)
                       With Maturities of Nine Months or More from Date of Issue

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 11
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: September 8, 2003
Issue Date: September 11, 2003
The date of this Pricing Supplement is September 8, 2003

-------------------------------------------------------------------------------------------------------------------------
                                            Price to    Discounts &                                    Interest
   CUSIP#    Interest Rate  Maturity Date    Public     Commissions  Reallowance    Dealer        Payment Frequency
-------------------------------------------------------------------------------------------------------------------------
  07387EBE6       4.00%       9/15/2008      100.00%       1.00%        0.150%      99.25%               Semi
-------------------------------------------------------------------------------------------------------------------------
  07387EBF3       5.30%       9/15/2013      100.00%       1.50%        0.200%      98.90%               Semi
-------------------------------------------------------------------------------------------------------------------------
  07387EBG1       6.05%       9/15/2023      100.00%       2.50%        0.350%      98.00%               Semi
-------------------------------------------------------------------------------------------------------------------------

                                         Subject to Redemption
                                         ---------------------
-------------------------------------------------------------------------------------------------------------------------
                   First
    First        Interest                                                                     Aggregate
   Interest       Payment   Survivor's                                                        Principal
 Payment Date     Amount      Option    Yes/No         Date and Terms of Redemption            Amount      Net Proceeds
-------------------------------------------------------------------------------------------------------------------------
  3/15/2004       $20.44        Yes       No                        N/A                      $2,875,000     $2,846,250
-------------------------------------------------------------------------------------------------------------------------
  3/15/2004       $27.09        Yes       No                        N/A                      $1,884,000     $1,855,740
-------------------------------------------------------------------------------------------------------------------------
  3/15/2004       $30.92        Yes       Yes   Commencing 9/15/2008 and on the interest     $1,180,000     $1,150,500
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par
                                                at the option of the Company on ten
                                                calendar days notice.
-------------------------------------------------------------------------------------------------------------------------



At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.